EXHIBIT 1
(See attached)

Interim Consolidated Financial Statements for the First Half of the Fiscal Year Ending March 31, 2007
(U.S. Accounting Standards)
November 10, 2006

Listed Company: Wacoal Holdings Corp.	Stock Exchanges: Tokyo, Osaka
Code Number: 3591	Location of Principal Office: Kyoto
     (URL http://www.wacoal.co.jp/)

Representative:	Position: Representative Director

Name: Yoshikata Tsukamoto

For Inquiries:	Position: General Manager, Corporate Planning

Name: Ikuo Otani Tel: (075) 682-1006
Date of Meeting of Board of Directors to Approve Interim Financial Statements: November 10, 2006
Application of U.S. Accounting Standards: Yes
1.	Consolidated Results for the Six-Month Period Ended September 30, 2006 (April 1, 2006 to September 30, 2006)
     (1) Consolidated Business Results
(Note) Amounts less than 1 million yen have been rounded

	Sales		Operating Income		Interim Pre-tax Income (Most Recent Six-Month Period)
	Million Yen	%	Million Yen	%	Million Yen	%
Six-Month Period Ended September 30, 2006	83,928	1.6	9,181	45.9	9,647	44.1
Six-Month Period Ended September 30, 2005	82,566	(0.8)	6,294	(44.3)	6,693	(40.2)

Fiscal Year Ended March 31, 2006	164,122	2.0	1,333	(88.7)	3,466	(71.3)

	Interim Net Income (Most Recent Six-Month Period)		Interim Net Income Per Share (Most Recent Six-Month Period)	Interim Diluted Net Earnings Per Share (Most Recent Six-Month Period)
	Million Yen	%	Yen	Yen
Six-Month Period Ended September 30, 2006	6,226	40.4	43.26	—
Six-Month Period Ended September 30, 2005	4,435	(31.7)	30.81	—

Fiscal Year Ended March 31, 2006	2,821	(58.5)	19.60	—

(Notes)	(i)	Equity method investment income:

Six-month period ended September 30, 2006: 837 million yen
Six-month period ended September 30, 2005: 518 million yen
Fiscal year ended March 31, 2006: 1,122 million yen

	(ii)	Average number of outstanding shares during the period (year) ended (consolidated):

September 30, 2006: 143,911,921 shares
September 30, 2005: 143,942,282 shares
March 31, 2006: 143,933,607 shares

	(iii)	Changes in accounting method: None

	(iv)	Percentages indicated under sales, operating income, interim pre-tax income (most recent six-month period), and interim net income (most recent six-month period) represent the increase/(decrease) compared to the previous six-month period or fiscal year as the case may be.
(2)	Consolidated Financial Condition

			Total Shareholders’	Shareholders’ Equity
	Total Assets	Total Shareholders’ Equity	Equity Ratio	Per Share
	Million Yen	Million Yen	%	Yen
Six-Month Period Ended September 30, 2006	242,520	187,621	77.4	1,303.75
Six-Month Period Ended September 30, 2005	234,308	182,358	77.8	1,266.90

Fiscal Year ended March 31, 2006	242,296	186,475	77.0	1,295.72

(Note)	Number of outstanding shares at end of the period ended (consolidated):

September 30, 2006: 143,908,442 shares
September 30, 2005: 143,940,330 shares
March 2006: 143,915,933 shares

(3)	Consolidated Cash Flow Status

		Cash Flow provided by	Cash Flow provided by	Balance of Cash and
	Cash Flow from	(used in) Investing	(used in)	Cash Equivalents at End
	Operating Activities	Activities	Financing Activities	of Year
	Million Yen	Million Yen	Million Yen	Million Yen
Six-Month Period Ended September 30, 2006	2,342	(4,541)	180	17,797
Six-Month Period Ended September 30, 2005	2,490	770	(4,072)	23,531

Year ended March 31, 2006	719	(2,069)	(3,428)	19,893

(4)	Items related to consolidation criteria and application of equity method
Number of consolidated subsidiaries: 35 companies
Number of non-consolidated subsidiaries subject to equity method: None
Number of affiliated companies subject to equity method: 9 companies
(5)	Changes in consolidation criteria and application of equity method
Consolidated: 2 new companies; 3 excluded companies
Equity Method: 1 new company; No excluded companies
2.	Forecast of Consolidated Results for the Fiscal Year Ending March 31, 2007 (April 1, 2006 to March 31, 2007)

	Sales	Operating Income	Pre-tax Net Income	Net Income
	Million Yen	Million Yen	Million Yen	Million Yen
Annual	168,000	13,800	13,900	9,200

(Reference) Expected net earnings per share (annual basis): 63.93 yen

*  The foregoing estimates are based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future. Please refer to page 11 of the attachment for information relating to the foregoing estimates.

I. Status of Corporate Group
     Our corporate group consists of Wacoal Holdings Corp. (the “Company”), 35 subsidiaries and 9 affiliates, and is principally engaged in the manufacture and wholesale distribution of innerwear (primarily women’s foundation wear, lingerie, nightwear and children’s underwear), outerwear, sportswear, and other textile goods and related products, as well as the wholesale and direct sale of certain products to consumers. Our corporate group also conducts business in the restaurant, culture, services, and interior design businesses.
     Segment information and a summary of the various companies that make up the Wacoal group are as follows.

Business Segment	Operating Segment		Major Affiliated Companies

Textile Goods and	Manufacturing and	Domestic	Wacoal Corporation
Related Products	Sales Companies		Studio Five Corp.
			One Other Company	(Total: 3 Companies)

		Overseas	Wacoal America, Inc.,
Wacoal China Co., Ltd.
Shinyoung Wacoal Inc. (South Korea)
Taiwan Wacoal Co., Ltd.
Thai Wacoal Public Co., Ltd.
Three Other Companies
(Total: 8 Companies)

	Sales Companies	Domestic	Peach John Co., Ltd.
Intimate Garden Corp.
Une Nana Cool Corp.
One Other Company
(Total: 4 Companies)

		Overseas	Wacoal Singapore Private Ltd.
Wacoal Hong Kong Co., Ltd.
Wacoal France Société Anonyme
Wacoal (UK) Ltd.
Three Other Companies
(Total: 7 Companies)

	Apparel	Domestic	Kyushu Wacoal Sewing Corp.
	Manufacturers		Tokai Wacoal Sewing Corp.
Niigata Wacoal Sewing Corp.
Torica Inc.
Three Other Companies
(Total: 7 Companies)

		Overseas	Wacoal Dominicana Corp. (Dominican Republic)
Guandong Wacoal Inc.
Two Other Companies
(Total: 4 Companies)

	Other Textile	Domestic	Wacoal Distribution Corp.
	Related Companies		One Other Company
(Total: 2 Companies)

		Overseas	Wacoal International Hong Kong Co., Ltd.
(Total: 1 Company)

Others	Cultural Business	Domestic	Wacoal Corporation
	Service Companies		Wacoal Art Center Co., Ltd.
(Total: 2 Companies)

	Other Business	Domestic	Wacoal Corporation
Nanasai Co., Ltd.
	Companies		Wacoal Service Co., Ltd.*[1]
Wacoal Career Service Corp.
House of Rose Co., Ltd.
(Total: 5 Companies)

		Overseas	Wacoal International Corp. (U.S.)
Wacoal Investment Co., Ltd. (Taiwan)
One Other Company
(Total: 3 Companies)

*[1]	Wakoh Corp., Kisco Co., Ltd. and Wacoal Service Co., Ltd. were merged as of April 1, 2006 and are engaged in business as Wacoal Service Co., Ltd.

The following is a business distribution diagram of the above companies:
Sales Sales Consumer/ Client
Overseas Domestic
(North America)
Seven Apparel manufacturing companies Kyushu Wacoal Manufacturing Corp. Tokai Wacoal Sewing Corp. Niigata Wacoal Sewing Corp. Torica Inc. 3 Other Companies
Supply of Raw Materials
One Investment Company Wacoal International Corp. (U.S.)
Supply of Semi-manufactured Goods
Supply of Raw Materials
Supply of Raw Materials Supply of Goods
Four Sales Companies Peach John Co., Ltd. Intimate Garden Corp. Une Nana Cool Corp. One Other Company Two Apparel Manufacturing Companies Wacoal Dominicana Corp. (Dominican Republic) One Other Company
Supply of Goods
Supply of Goods
Supply of Goods Supply of Goods
(European District)
Two Manufacturing/Sales Companies Studio Five Corp. Wacoal Dublevé Corp.
Supply of Goods
(Asia)
Two Other Textile Related Companies Wacoal Distribution Corp. One Other Company
Provision of Business Services and Supply of Raw Materials
Two Investment Companies Wacoal Investment Co., Ltd. (Taiwan) One Other Company
Provision of Administrative Services
One Cultural Business Service Company Wacoal Art Center Co., Ltd.
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Four Other Business Companies Nanasai Co., Ltd. Wacoal Service Co., Ltd. Wacoal Career Service Corp. House of Rose Co., Ltd.
Supply of Semi-manufactured Goods
Provision of Sales Appliances and Business Services
One Other Textile Related Company Wacoal International Hong Kong Co., Ltd. (Hong Kong)
Sales Wacoal Corp. Supply of Goods Supply of Raw Materials
One Manufacturing/Sales Company Wacoal America, Inc. (U.S.) One Sales Company Wacoal Sports Science Corp. (U.S.) Two Sales Companies Wacoal France Société Anonyme (France) Wacoal (U.K.) Ltd. (U.K.) Four Sales Companies Wacoal Singapore Private Ltd. (Singapore) Wacoal Hong Kong Co., Ltd. (Hong Kong) Two Other Companies
Supply of Goods Supply of Raw Materials
Nine Manufacturing/Sales Companies Guangdong Wacoal Inc. (China) Wacoal China Co., Ltd. (China) Shinyoung Wacoal Inc. (Korea) Taiwan Wacoal Co., Ltd. (Taiwan) Thai Wacoal Public Co., Ltd. (Thailand) Four Other Companies
Supply of Raw Materials Supply of Raw Materials
Wacoal Holdings Corp. (holding company)

II. Management Policies
1. Basic Business Policy
     Our group endeavors to support beautiful living for women by being a “company that resonates with women.” By capturing both body and mind, and working to support each and every woman’s expression of her own inner and outer beauty, we are working actively to develop a “body designing business.” To put this theme into action and achieve resonance with our customers, we provide real value with the beauty, comfort and health products and services of our intimate apparel and Wellness businesses. We believe that such activities will appeal to customers and enhance their loyalty to the Wacoal brand. We also believe that by continually growing our company and gaining customer support through such activities, we can also increase shareholder value. On the premise that expanding business operations will lead to increased profits and contribute to employee job satisfaction, we endeavor to create new value while vitalizing the market as a leading company.
     At the same time, we recognize that it is essential to engage in CSR (“corporate social responsibility”) activities—such as involvement in environmental issues—in order to gain the trust and support of society. We believe that operating our business with due attention to CSR and promoting activities that contribute to society in areas where we can make the most of Wacoal’s originality are important to strengthening our brand and establishing a competitive position.
2. Basic Policy Regarding the Distribution of Profits
     Our basic policy regarding the distribution of profits to our shareholders is to pay steady dividends and increase our earnings per share, all the while giving due consideration to the improvement of corporate value through active investment that will result in increased profitability. As for retained earnings, in light of the improvement of our corporate value, we have actively invested in developing new SPA stores (specialty retailers of private label apparel), developing new points of contact with customers and actively investing in overseas businesses. We are also concentrating on new business investments, such as the entry into new markets, strategic business alliances and M&A activities. We hope that these efforts will benefit our shareholders by improving future profitability.
3. Concept and Policy Regarding Lowering the Price of our Investment Units
     We believe it is important that our group promote the long-term holding of our shares by investors, while also broadening our investor base. We realize that lowering the price of our investment units for the benefit of individual investors is an effective way of achieving this. However, going forward, we will take appropriate measures with an emphasis on our shareholders, while also taking stock market trends into consideration and examining the costs and effects of such a policy.
4. Measures for Business Targets
     Our target is to achieve a return on equity (ROE) of 6% and an operating income margin of 9% or higher.
5. Our Medium- and Long-Term Business Strategy
     To take full advantage of limited management resources, we will increase profits by selecting and focusing our business operations and concentrating our management resources on areas where we are most competitive, and we will expand our business operations by broadening the scope of such competitive areas. In this respect, we are promoting our new growth strategy CAP21 (Corporate Activation Project 21) in order to achieve accelerated growth.
     We transitioned to a holding company structure in October 2005, changed our name to Wacoal Holdings Corp. and established a new entity, Wacoal Corporation, to which all of our operations were transferred. As a result of the transition to a holding company structure, we expect to conduct strategic decision-making and allocate resources in a more efficient manner, and each individual business unit is expected to effectively conduct its own affairs and execute its duties with more agility and a clear locus of responsibility.
Promotion of CAP21
     (1) Expansion Strategy in Domestic Innerwear Market
     MD Expansion
•	From middle to high quality product market, to a wider price range

•	From focus on high added value , to focus on sensitivity
     Channel Expansion
•	Enhancement of sales channels under direct management, such as SPAs and Internet sales

•	Utilization of OEMs in a way that makes full use of the Wacoal style

     Service Expansion
•	Counseling services that are enhanced to meet the strong requirements of “beauty”
     (2) Aggressive Expansion to International Innerwear Markets
     Accelerate growth worldwide by expansion of geographies, brands and channels.
     (3) Aggressive Entry into Related Domestic Industries
     Assess new and appropriate growth opportunities for the expansion of business, and seek aggressive entry into industries that are related to “beauty”, “comfort” and “health”, the key words indicating Wacoal’s specialty.
     In order to realize actual growth opportunities with respect to (1) through (3) above, we are considering the following:
•	Aggressive business investment using internal reserves

•	Business partnerships, capital participation or other M&A opportunities in which a win-win relationship may be established

•	Reformation of Wacoal into a more competitive company by pursuing higher efficiency in our existing businesses
     We will also promote compliance with corporate ethics and environmental awareness from the perspectives of company stability and social responsibility.
Current Priority Policies
     The details of our new growth strategy CAP21, which we are currently implementing in accordance with the above policies, are as follows:
     (1) Realization of Growth by Sales Expansion
•	Expansion of sales share of domestic innerwear business
     In addition to business development focusing on high function and high value-added products targeting our core sales channels (i.e. career women or middle aged and senior consumers), we have formed a business and capital alliance with Peach John Co., Ltd. (“Peach John”) in order to expand our business into markets where a sensitivity toward the younger generation is required. Peach John has achieved a breakthrough with its own catalog and Internet sales and through sales at company stores across Japan of innerwear, outerwear and other products and has many loyal customers, mainly young women and young career women. Our alliance with Peach John will give us the ability to utilize our respective know-how and combine our respective broad customer bases in the mail-order and directly managed store businesses, and we intend to expand business by exploring potential synergies from joint development and the provision of products and services to meet new customer needs, and we intend to collaborate regarding the development of new businesses, joint branding and overseas development.
•	Expansion of sales in overseas businesses
     Recognizing the United States as our most important overseas market, as the economic expansion and trend toward higher-end products continues, we will continue expanding our operations by expanding shop floor area and increasing the number of our business partners. As for Asia, considering the size of the market size and its growth potential, we will continue expanding our operations in China and establishing a strong business foundation.
•	New business development through combined sales (mainly innerwear) and aroma treatment complexes
     We are developing a new business model where an innerwear consulting service and aroma treatment service are provided at one location to meet various beauty and health needs of women. We have opened one such shop during the first half of the current fiscal year and plan to open three more in the Tokyo metropolitan area during the current fiscal year.
     (2) Transformation to High-Profit Business Structure
     In order to implement the growth strategies described under (1) above, it is essential to seek thorough efficiency of our existing business and establish an even more competitive position. Therefore, we have implemented a special voluntary retirement program for the purpose of improving our labor structure, and we have dissolved Fukushima Wacoal Sewing Corp., our sewing manufacturer subsidiary in Japan, to increase the cost competitiveness of our products during the previous fiscal year. For further structural improvement, we will seek to reduce costs by integrating the manufacturing functions of our Wacoal and Wing brands, the core business divisions of Wacoal Corp. In addition, to reducing manufacturing costs, we will improve our overseas procurement ratio, while promoting the transfer of production overseas.

     In addition, with a view to expanding our SPA business and our catalogue and Internet sales, as well as promoting the undeveloped mid-price range market targeting young consumers, we will develop low cost production platforms and review quality standards.
Corporate Social Responsibility
     (1) Business Compliance Practices
     We believe that the practice of business compliance includes observing laws and social standards, complying with internal controls based on our basic corporate principles, and responding sincerely to various social requirements. Since its establishment, Wacoal has strictly prohibited unlawful activities, and going forward we will work to further strengthen our internal compliance system. Based on our Corporate Ethics—Wacoal’s Action Agenda, established for reviewing various corporate activities from the viewpoint of business compliance, and our Code of Ethics for Officers and Employees, established in response to the U.S. Sarbanes-Oxley Act, we will fully enforce internal compliance with such standards.
     (2) Promotion of Environmental Activities
     Since fiscal year 2000, our group has been working to build an environmental management system. In February 2001, we obtained ISO 14001 certification for our business offices in Japan. Going forward, we will promote our environmental management system group-wide, with an aim to pay the highest level of attention to environmental matters in the industry.
     Furthermore, in addition to our efforts at environmentally-conscious product development (e.g., the use of recycled materials for material development or efforts to eliminate the waste of materials at the manufacturing stage), we are also reducing carbon dioxide emissions in the distribution process by utilizing railway transportation and by establishing more efficient distribution channels through the integration of distribution bases. The West Japan Distribution Center (Moriyama, Shiga Prefecture) of Wacoal Distribution Corp., which has been in operation since January 2006, has achieved zero-emission status with a recycling rate of 99% or more.
     (3) Promotion of Social Contribution Activities
     Since 1974, our group has been engaged in the “Remamma” business, providing innerwear and swimsuits developed for women who have undergone mastectomies, as well as free consultation and trial fittings throughout the country. Further, as a “company that stands together with women”, we have engaged in social contributions through our Pink Ribbon Project (for the promotion of early detection of breast cancer) and our Remmama Project (for aftercare support).
6. Issues to Address
     The average age of customers using our brands has increased due to the general ageing of the population. In the meantime, there are changes in the behavior of young consumers toward fashion merchandise, as well as in the innerwear purchasing behavior of young consumers. We believe that we need to create new added value, or establish new means of communication in response to such changes.
     Furthermore, the change of consumer behavior of young consumers has intensified competition among retailers, while also forming a new low-end product market, and we will need to gain an advantage in this market environment, which will be a challenge for us.
     In addition, there is an urgent need to expand the scale of operations in new channels, in addition to existing channels, such as department stores, chain stores and boutiques, which have supported the growth of our group over the years.

III. Business Results and Financial Condition
1. Business Results
     During the six-month period ended September 30, 2006, the Japanese economy showed steady improvement, with an increase in consumer spending due to an increase in household income, which in turn reflected the high level of corporate profits and improved employment. Overseas, the U.S. market continued to show economic expansion and the Asian economy is generally moving from recovery to expansion.
     Business results in the woman’s fashion industry were weak in general due to continuing low temperatures from the beginning of spring, as well as the prolonged rainy season.
     In this environment, the group, primarily Wacoal Corporation, which is the core business entity in our group, sought to improve the strength of its products and, while developing products focused on consumer needs, endeavored to develop new points of contact with customers through its directly managed stores and internal sales.
     With respect to the Wacoal brand business department of Wacoal Corporation, the overall sales of our core brassier products declined because (i) sales of our spring campaign product, the Love Bra did not work out as expected, because it failed to adequately attract a wide range of customers, and (ii) a slump in the sales of our core summer products, the strapless-type and seamless-type brassieres. On the other hand, Hip Walker, our undergarment with revolutionary functionality, which was launched in July 2005, has continued to show strong performance, and the total number of “Hip Walker” units sold since the beginning of its launch reached 100 million in August. In July, we also launched the Onaka Walker, which has new functionality that enhances mobility by stimulating the muscles and results in shaping up of the hips, continues to show favorable sales. Furthermore, the sales of our luxury brand product Trefle, and our high value added brand products, La Vie Aisee and Gra-P, which utilize a merchandising strategy of targeting the middle-aged and senior markets, have showed steady performance. In addition to the slump that we have experienced in the sales of our core products, the overall sales of the Wacoal brand business department declined significantly due to the return and accumulation of products with poor sales, which were originally purported to stimulate trade inventory.
     In our Wing brand business department, although our brasseries made a weak start, including our spring campaign product Arrange Bra, the Sara-hada Bra, our summer campaign product, achieved sales beyond our initial sales plans. Our new functional undergarment, Style Up Pants, continues to show favorable sales, and the total number of Style Up Pants and Hip Walker, a Wacoal brand product, sold from the beginning of launch exceeded 100 million units in July, and this has become one of our biggest recent successes in undergarments. The Style Up Pants Onaka, a Wing brand product having similar functionality as the Onaka Walker, was also launched and has acquired a favorable reputation. In general, we have achieved our initial sales plan for our Wing brand business department due to favorable performance of these products.
     We have named these new brand categories Style Science, which we plan to continue developing as one of our core products.
     In our Direct Marketing business department, our SPA (retail store) business continues to show steady performance in general, despite variation among brands. In our catalogue sales business, which had stagnant sales in previous fiscal years, although sales were below levels in the same period of the previous fiscal year as a result of a reduction in the number of catalogs and customers, we have made steady improvement in our income statement due to such streamlining efforts.
     In our Wellness business, sales are stagnant, because we have focused less on opening and expanding new shops for our main product, sports conditioning wear, W-X. With respect to our footwear related products, while sales of Style Cover, one of our Style Science series of products, sold at department stores, and our own developed foot-friendly shoes are showing favorable performance, sales of the panty stocking, a collaborative product with Seven Eleven Japan, Co., Ltd, has declined followed the entry of other competitors to the market.
     During the most recent six-month period, our semi-order innerwear business Dublevé was split off from Wacoal Corporation and is currently engaged in business as Wacoal Dublevé Corp. Its sales declined significantly at first, because we have cut advertising expenses and because the difficulties we faced in acquiring new customers were beyond our expectations. Although we attempted to recover from such setback, we have been unable to achieve our goal.
     With regard to our overseas business, in Asian countries, the enforcement of a control system for production and sales in China has helped clear inventory and has led to an expansion in sales. Taking AFTA (ASEAN Free Trade Area) into consideration, the group has developed regional collaborations in the design and production of common merchandise, which resulted in improved profitability. The U.S. market continues to show steady growth as it did in the previous fiscal year. An increase of business with high-end middle-scale department stores is a contributing factor to the expansion of sales there. In addition, Wacoal America’s products and its sales techniques have gained the attention of consumers by the effect of popular TV programs which has brought synergies in our business activities.

     As a result, sales for the most recent six-month period was 83,928 million yen, a 1.6% increase compared to the previous six-month period.
     In terms of profit, the operating income for the most recent six-month period was 9,181 million yen, a 45.9% increase compared to the previous six-month period.
     Pre-tax net income for the most recent six-month period was 9,647 million yen, a 44.1% increase compared to the previous six-month period, and net income for the most recent six-month period was 6,226 million yen, a 40.4% increase compared to the previous six-month period. The significant and gradual increase in operating income and other profits, in comparison with sales, have been greatly influenced by the implementation of our special voluntary retirement program for Wacoal Corporation, as well as efforts to reduce costs and expenses by winding up Fukushima Wacoal Sewing Corp. during the previous fiscal year.
     Regarding sales by business category, sales of textile goods and related products in the most recent six-month period was 76,205 million yen, a 0.7% increase compared to the previous six-month period. Other sales during the most recent six-month period was 7,723 million yen, a 11.9% decrease compared to the previous six-month period.
     Regarding sales by location, Japan represented 71,593 million yen, accounting for 85.3% of group sales, whereas Asia accounted for 4.2% and Europe and the U.S. accounted for 10.5%.
2. Financial Condition
     Although operating income increased, cash flow used in operating activities during the most recent six-month period was 2,342 million yen, a 148 million yen decrease compared to the previous six-month period, due to an increase in inventory assets and a decrease in accrued expenses and other current liabilities.
     Cash flow used in investing activities amounted to an expenditure of 4,541 million yen, due to the acquisition of stock in affiliated companies.
     Cash Flow used in financing activities increased by 180 million yen due to the increase of short-term loans.
     The balance of cash and cash equivalents at the end of this six-month period, calculated by deducting the effect of exchange rates from the total above, was 17,797 million yen, a 2,096 million yen decrease compared to the previous fiscal year.
     Free cash flow, which was calculated by subtracting the amount of capital investment from the cash flow from operating activities, amounted to an income of 1,074 million yen.
Trends in certain financial indicators

					Six-Month
	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Period Ended
	Ended March	Ended March	Ended March	Ended March	September 30,
	31, 2003	31, 2004	31, 2005	31, 2006	2006
Equity ratio (%)	73.7	76.0	77.7	77.0	77.4
Equity ratio based on the market value (%)	58.5	67.9	90.6	95.0	88.3
Debt redemption time (in years)	0.8	0.8	3.3	8.9	—

Interest coverage ratio (multiple)	51.0	45.6	24.1	12.8	71.0

Equity ratio=shareholders’ equity/total assets
Equity ratio based on the market value=aggregate market value of shareholders’ equity/total assets
Debt redemption years=interest-bearing debt/cash flow from operating activities
Interest coverage ratio=cash flow from operating activities/interest payment
Interest payment=”cash payment/interest” as described in the supplemental information to the consolidated cash flow statements
3. RISK FACTORS
Our business, performance and financial condition are subject to risks and uncertainties, including those described in the risk factors below. These risks and uncertainties could result in a material adverse effect on the Wacoal group, and a material decline in the trading price of our common stock.
(1)	Continued weak consumer spending in Japan would prevent an increase of our sales and revenues.

(2)	Continued difficulties faced by department stores and other general retailers in Japan, to which the majority of our sales are made, would have a material negative effect on our business results and financial condition.
(3)	Our business results depend on our ability to effectively anticipate and respond to changing consumer tastes, preferences and demands, and to translate market trends into products that consumers want to buy at prices that will allow us to be profitable. If we make the wrong decisions or otherwise mismanage product planning, the brand image of the group may deteriorate. In addition, sales of defective products, which may damage the reputation of the group, may have a material negative effect on our business results and financial condition.
(4)	The increase of future sales and income may depend on the increase of sales from young customers and also on the development of new products for middle-aged and senior customers. However, we cannot guarantee that our efforts toward increasing continuous and profitable sales targeting such markets will generate results.
(5)	Changing customer demand of our products may affect inventory levels, because we usually have to manufacture products before we can confirm the timing of sales and the purchasing trend of consumers. The reevaluation of inventory is conducted based on the inventory retaining period, the level of outdatedness, actual movement of the merchandise and changes in consumer demand. Such reevaluation may materially impact our business results depending on the level of markdowns or the quantity of relative inventory.
(6)	It is expected that domestic consumer spending will continue to be weak, and for this reason it is difficult for the group to increase its sales substantially for the foreseeable future. Therefore, we need to cut costs to improve our margin. However, we cannot guarantee the effect of cost reduction or that it will be sufficient to cover any decrease in sales.
(7)	Our SPA business strategy depends greatly on whether we can ensure a very attractive shop location which pulls in more customers. Also, depending on capital investment conditions, rent and other fees, we may not succeed in expanding our shops with adequate profits. It is possible that we may not be able to solve these problems since our group has little experience with directly managed stores.
(8)	Competition in the catalogue/Internet sales industry is severe, and many of our competitors have more experience and invest more resources into such channels. In such an environment, our group may not be able to ensure sales increases sufficient to mitigate long-term flat results, or even a decline, in general store sales.
(9)	The sale of intimate and other apparel is highly competitive. This competition may result in price markdowns, increase of advertisement expenses and/or a decrease in sales or market share, which may materially affect the business, business results and financial condition of the group.
(10)	The business results of our group are easily influenced by the success and failure of our campaign products and seasonal products launched every spring, summer, autumn and winter, which may be affected by bad weather.
(11)	Currently, many of our products sold in Japan are procured and manufactured domestically. However, in the longer term, we may consider expanding the overseas production ratio in such countries as China, which have low costs. We also expect that our group sales will expand in overseas markets such as the U.S., Europe and China. Due to these factors and trends, various types of risk may increase in with respect to our international operations.
(12)	We hold equity securities in a number of publicly traded Japanese companies. A significant drop in the value of those securities could have an adverse impact on our financial condition in the relevant reporting period.
(13)	Because some of our product supply depends on a stable supply of materials from our suppliers, if any suppliers were to fall into bankruptcy or other management problems and transactions with the group is stopped, we may face difficulties. Also, if the cost of such materials were to increase and such expenses are not reflected in our retail prices, it may have an adverse impact in the group’s income.
(14)	Regarding benefit obligations and plan assets, we fund and accrue the cost of benefits to a level that we believe is sufficient based on conservative accounting policies. However, if returns from our investments decrease due to a downturn in the stock and/or bond markets or other factors, additional funding and accruals may be required, and such funding and accruals may adversely affect our financial results and condition.
(15)	If the group fails to appropriately protect the personal information and data of its customers, it may adversely affect customer confidence in our operations and products, which may adversely affect our business results.
(16)	In the future, the group may be subject to trademark or other related lawsuits. We may also fail to defend our products against similar products or the infringement of our trademarks or intellectual property rights by other parties, which may have a material adverse impact on our business.

4. FORECAST FOR THE FISCAL YEAR END
     Regarding overall business conditions, an increasing trend of consumer spending is expected due to gradual increase of employee income as a result of continuous high-level corporate revenues. As for overseas economies, they are expected to gradually shift from recovery to expansion.
     In the domestic women’s fashion industry, we are expecting a spillover effect due to improved consumer confidence from the economic recovery. However, it is difficult to forecast “warm biz” sales (a general program in Japan to turn down thermostats in the winter and wear one extra layer of clothing) this autumn and winter season, which are expected to be more competitive than previous years.
     Under these circumstances, the Wacoal group will make further efforts to develop products that are specific to each generation of consumers, and we will aggressively pursue our goal of increasing our points of contact with consumers and pursue initiatives to achieve accelerated growth through the promotion of CAP21.
     As for operating results, operating income is expected to be affected by the disposition of temporary expenses incurred for our special voluntary retirement program (6,931 million yen), the special allowance paid to retiring employees following the dissolution of Fukushima Wacoal Sewing Corp. (590 million yen), and the reduction of labor costs in connection with the special voluntary retirement program during the previous fiscal year. Pre-tax net income for the fiscal year end will also be affected by the absence of the extraordinary gain recorded from the exchange of shares during the previous fiscal year (1,149 million yen).
     Considering the above factors, our target for the fiscal year end is to achieve sales of 168,000 million yen, operating income of 13,800 million yen, pre-tax net income of 13,900 million yen, and net income of 9,200 million yen.
     Concerning the dividend for this fiscal year, as previously announced, the dividend payable will be 22.00 yen per share.

IV-1. Consolidated Balance Sheet (Unaudited)

	Most Recent Six-Month
	Period	Previous Fiscal Year	Amount	Previous Six-Month Period
Accounts	As of Sept. 30, 2006	As of March 31, 2006	Increased/(Decreased)	As of Sept. 30, 2005
	Million Yen	Million Yen	Million Yen	Million Yen
(Assets)
Current assets

Cash and bank deposits	8,533	11,635	(3,102)	8,014
Time deposits	9,264	8,258	1,006	15,517
Marketable securities	20,004	32,699	(12,695)	37,985
Receivables
Notes receivable	534	458	76	530
Accounts receivable-trade	27,197	23,192	4,005	25,494

	27,731	23,650	4,081	26,024

Allowance for returns and doubtful receivables	(3,435)	(2,778)	(657)	(3,108)

	24,296	20,872	3,424	22,916
Inventories	29,112	27,135	1,977	26,829
Deferred tax assets	5,164	7,442	(2,278)	5,251
Other current assets	2,265	2,692	(427)	1,997

Total current assets	98,638	110,733	(12,095)	118,509

Tangible fixed assets

Land	20,827	20,978	(151)	21,299
Buildings and structures	58,897	59,328	(431)	57,039
Machinery and equipment	13,885	13,789	96	13,467
Construction in progress	315	22	293	1,602

	93,924	94,117	(193)	93,407

Accumulated depreciation	(41,146)	(40,616)	(530)	(40,780)

Net tangible fixed assets	52,778	53,501	(723)	52,627

Other assets

Investments in affiliated companies	31,906	16,033	15,873	14,518
Investments	50,315	52,716	(2,401)	39,564
Deferred tax assets	768	992	(224)	841
Lease deposits and others	8,115	8,321	(206)	8,249

Total other assets	91,104	78,062	13,042	63,172

Total Assets	242,520	242,296	224	234,308

(Note) Increase or decrease shows the difference between the most recent six-month period and the previous fiscal year.

	Most Recent Six-Month		Amount
	Period	Previous Fiscal Year	Increased/	Previous Six-Month Period
Accounts	As of Sept. 30, 2006	As of March 31, 2006	(Decreased)	As of Sept. 30, 2005
	Million Yen	Million Yen	Million Yen	Million Yen
(Liabilities)
I. Current Liabilities
Short-term bank loans	9,346	6,392	2,954	5,616

Payables
Notes payable	1,778	1,610	168	2,747
Accounts payable-trade	11,484	10,608	876	10,026

	13,262	12,218	1,044	12,773
Accounts payable	4,555	6,289	(1,734)	3,890
Accrued payroll and bonuses	5,916	6,790	(874)	6,511
Accrued corporate taxes, etc.	746	1,806	(1,060)	2,660
Long-term debt to be repaid within 1 year	54	34	20	52
Other current liabilities	2,765	1,996	769	2,463

Total current liabilities	36,644	35,525	1,119	33,965

II. Long-term liabilities
Long-term debt	130	32	98	76
Reserves for retirement benefit	3,401	4,622	(1,221)	5,867
Deferred tax liability	11,935	12,842	(907)	9,359
Others	373	397	(24)	397

Total long-term liabilities	15,839	17,893	(2,054)	15,699

(Minority Interests)
Minority interests	2,416	2,403	13	2,286

(Shareholders’ Equity)

I. Common stock	13,260	13,260	—	13,260
II. Additional paid-in capital	25,242	25,242	—	25,242
III. Retained earnings	137,863	134,515	3,348	136,129
IV. Accumulated other comprehensive income (loss)

Foreign currency exchange adjustment	(811)	(736)	(75)	(2,460)
Unrealized gain/(loss) on securities	12,196	14,311	(2,115)	10,265
V. Treasury stock	(129)	(117)	(12)	(78)

Total shareholders’ equity	187,621	186,475	1,146	182,358

Total liabilities, minority interests and shareholders’ equity	242,520	242,296	224	234,308

(Note) Increase or decrease shows the difference between the most recent six-month period and the previous fiscal year.

IV-2. Consolidated Income Statement (Unaudited)

	Most Recent Six-Month Period		Previous Six-Month Period		Amount	Previous Year
	From April 1, 2006		From April 1, 2005		Increased/	From April 1, 2005
Accounts	To September 30, 2006		To September 30, 2005		(Decreased)	To March 31, 2006
	Million Yen	%	Million Yen	%	Million Yen	Million Yen	%
I. Sales	83,928	100.0	82,566	100.0	1,362	164,122	100.0

II. Operating expenses
Cost of sales	41,488	49.5	41,104	49.8	384	84,322	51.4
Selling, general and administrative expenses	33,259	39.6	35,168	42.6	(1,909)	70,946	43.2
Special retirement related expenses	—	—	—	—		7,521	4.6

Total operating expenses	74,747	89.1	76,272	92.4	(1,525)	162,789	99.2

Operating income	9,181	10.9	6,294	7.6	2,887	1,333	0.8

III. Other income and (expenses)
Interest income	102	0.1	101	0.1	1	213	0.1
Interest expense	(37)	(0.0)	(41)	(0.0)	4	(56)	(0.0)
Dividend income	332	0.4	221	0.3	111	493	0.3
Gain on sale and exchange of investment	—	—	178	0.2	(178)	1,656	1.0
Valuation loss on investment in securities	(7)	(0.0)	(56)	(0.1)	49	(65)	(0.0)
Others (net)	76	0.1	(4)	(0.0)	80	(108)	(0.1)

Total other income (expense), net	466	0.6	399	0.5	67	2,133	1.3

Income before income taxes, equity in net income of affiliated companies and minority interests	9,647	11.5	6,693	8.1	2,954	3,466	2.1

Income taxes
Current	1,103	1.3	2,710	3.3	(1,607)	3,268	2.0
Deferred	3,031	3.6	(150)	(0.2)	3,181	(1,809)	(1.1)

Total income taxes	4,134	4.9	2,560	3.1	1,574	1,459	0.9

Income before equity in net income of affiliated companies and minority interests	5,513	6.6	4,133	5.0	1,380	2,007	1.2
Equity in net income of affiliated companies	837	1.0	518	0.6	319	1,122	0.7
Minority interests	(124)	(0.2)	(216)	(0.2)	92	(308)	(0.2)

Net income	6,226	7.4	4,435	5.4	1,791	2,821	1.7

Earnings per share	43.26		30.81			19.60

(Note) Increase or decrease shows the difference between the most recent six-month period and the previous six-month period.

IV-3. Consolidated Other Comprehensive Income Statement (Unaudited)

	Most Recent Six-Month Period	Previous Six-Month Period		Previous Fiscal Year
	From April 1, 2006	From April 1, 2005	Amount	From April 1, 2005
Accounts	To September 30, 2006	To September 30, 2005	Increased/(Decreased)	To March 31, 2006
	Million Yen	Million Yen	Million Yen	Million Yen
I. Net income	6,226	4,435	1,791	2,821

II. Other comprehensive income (loss) — after adjustment of tax effect

Foreign currency exchange adjustment	(75)	1,360	(1,435)	3,084
Net unrealized gain on securities	(2,115)	3,700	(5,815)	7,746

Total of other comprehensive income (loss)	(2,190)	5,060	(7,250)	10,830

Interim Comprehensive income	4,036	9,495	(5,459)	13,651

(Note) Increase or decrease shows the difference between the most recent six-month period and the previous six-month period.

IV-4. Consolidated Shareholders’ Equity Statement (Unaudited)
Most Recent Six-Month Period

					Accumulated
	No. of shares		Additional		other
	held outside	Common	Paid-in	Retained	comprehensive	Treasury
	of company	Stock	Capital	Earnings	income	stock
	Thousand	Million Yen	Million Yen	Million Yen	Million Yen	Million Yen
As of April 1, 2006	143,916	13,260	25,242	134,515	13,575	(117)
Net income				6,226
Other comprehensive income					(2,190)
Cash dividends paid (20.0 yen per share)				(2,878)
Purchase of treasury stock	(8)					(12)

As of September 30, 2006	143,908	13,260	25,242	137,863	11,385	(129)

Previous Six-Month Period

					Accumulated
	No. of shares		Additional		other
	held outside	Common	Paid-in	Retained	comprehensive	Treasury
	of company	Stock	Capital	Earnings	income	stock
	Thousand	Million Yen	Million Yen	Million Yen	Million Yen	Million Yen
As of April 1, 2005	143,944	13,260	25,242	134,572	2,745	(73)
Net income				4,435
Other comprehensive loss					5,060
Cash dividends paid (20.0 yen per share)				(2,878)
Purchase of treasury stock	(4)					(5)

As of September 30, 2005	143,940	13,260	25,242	136,129	7,805	(78)

Previous fiscal year

					Accumulated
	No. of shares		Additional		other
	held outside	Common	Paid-in	Retained	comprehensive	Treasury
	of company	Stock	Capital	Earnings	income	stock
	Thousand	Million Yen	Million Yen	Million Yen	Million Yen	Million Yen
As of April 1, 2005	143,944	13,260	25,242	134,572	2,745	(73)
Net income				2,821
Other comprehensive income					10,830
Cash dividends paid (20.0 yen per share)				(2,878)
Purchase of treasury stock	(28)					(44)

As of March 31, 2006	143,916	13,260	25,242	134,515	13,575	(117)

IV-5. Interim Consolidated Cash Flow Statement (unaudited)

	Most Recent Six-Month	Previous Six-Month
	Period	Period	Previous Fiscal Year
	From April 1, 2006	From April 1, 2005	From April 1, 2005
Accounts	To Sept. 30, 2006	To Sept. 30, 2005	To March 31, 2006
	Million Yen	Million Yen	Million Yen
I. Operating activities
1. Net income	6,226	4,435	2,821
2. Adjustment of net income to cash flow from operating activities
(1) Depreciation and amortization	1,754	1,599	3,433
(2) Deferred taxes	3,031	(150)	(1,809)
(3) Gain/loss on sale of fixed assets	(198)	84	612
(4) Loss on impairment of fixed assets	—	—	614
(5) Valuation loss on investment in securities	7	56	65
(6) Gain on sale and exchange of investment securities	—	(178)	(1,656)
(7) Equity in net income of affiliated companies (after dividend income)	(310)	(90)	(674)
(8) Changes in assets and liabilities
Increase in receivables	(3,366)	(3,465)	(1,296)
Decrease (increase) in inventories	(2,081)	215	274
Decrease (increase) in other current assets	422	(253)	(958)
Decrease in payables and accounts payable	(757)	(1,919)	(252)
Decrease in reserves for retirement benefits	(1,269)	(820)	(2,068)
Increase (decrease) in accrued expenses and other current liabilities	(1,167)	2,774	1,667
(9) Others	50	202	(54)

Net cash flow from operating activities	2,342	2,490	719

II. Investing activities
1. Proceeds from sale and redemption of marketable securities	18,708	18,953	32,161
2. Acquisition of marketable securities	(6,031)	(13,478)	(21,525)
3. Proceeds from sales of fixed assets	617	117	513
4. Acquisition of tangible fixed assets	(1,268)	(2,979)	(6,456)
5. Proceeds from sale of investments	8	711	1,231
6. Acquisition of investments in affiliated companies	(15,326)	—	—
7. Acquisition of investments	(1,226)	(2,479)	(7,905)
8. Proceeds from acquisition of shares of the newly consolidated subsidiaries	80	—	—
9. Increase in other assets	(103)	(75)	(88)

Net cash flow provided by (used in) investing activities	(4,541)	770	(2,069)

III. Financing activities
1. Increase (decrease) in short-term bank loans	2,952	(1,155)	(409)
2. Proceeds from long-term debt	135	42	19
3. Repayment of long-term debt	(17)	(76)	(116)
4. Purchase of treasury stock	(12)	(5)	(44)
5. Dividends paid in cash	(2,878)	(2,878)	(2,878)

Net cash flow provided by (used in) financing activities	180	(4,072)	(3,428)

IV. Effect of exchange rate on cash and cash equivalents	(77)	148	476

V. Increase/decrease in cash and cash equivalents	(2,096)	(664)	(4,302)

VI. Initial balance of cash and cash equivalents	19,893	24,195	24,195

VII. Period (Year) end balance of cash and cash equivalents	17,797	23,531	19,893

Additional Information

Cash paid for
Interest	33	42	56
Income taxes, etc.	2,163	420	1,832
Investment activities without cash disbursement Share exchange	—	—	1,321

IV-6. Basic Matters in Preparing Interim Consolidated Financial Statements (Unaudited)
1.	Matters Regarding the Scope of Consolidation and Application of the Equity Method

Major consolidated subsidiaries:

Wacoal Corporation; Studio Five Corp.; Kyushu Wacoal Sewing Corp.; Torica Co., Ltd.; Nanasai Co., Ltd.; Wacoal International Corp.; Wacoal America, Inc.; Wacoal France Société Anonyme; Wacoal Hong Kong Co., Ltd.; Wacoal Investment Co., Ltd.; and Wacoal China Co., Ltd.

Major Affiliated Companies:

Peach John Co., Ltd.; Shinyoung Wacoal Inc.; Taiwan Wacoal Co., Ltd.; and Thai Wacoal Public Co., Ltd.

2.	Matters Regarding New Subsidiaries and Affiliates

Consolidated: (new) Wacoal Dublevé Corp., Maruka Corp.
(excluded) Wacoal Service Co., Ltd.; Kisco Co., Ltd.; Fukushima Wacoal Sewing Corp.
Equity Method:	(new)	Peach John Co., Ltd.
3.	Standard of Preparation of Consolidated Financial Statements
     The consolidated financial statements have been prepared based on terms, format and preparation methods in compliance with accounting standards generally accepted in the United States (hereinafter referred to as the “U.S. Accounting Standards”), except for segment information, which is prepared using accounting standards generally accepted in Japan. Various laws and ordinances relating to accounting in the U.S. include Regulation S-X, accounting series releases regarding reporting to the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), the Accounting Principles Board (APB), and Accounting Research Bulletin (ARB) of the Committee on Accounting Procedures, among others.
4.	Significant Accounting Policies
(1)	Valuation Standard of Inventories
     The average cost method was mainly used for goods, products and supplies, and the first-in first-out method was used for raw materials, with both valued at the lower of cost or market.
(2)	Valuation Standard of Tangible Fixed Assets and Method of Depreciation
     Tangible fixed assets are valued at the acquisition cost. Depreciation expenses are calculated mainly using the straight-line method based on the estimated useful life of the asset (the lease term or useful life, whichever is shorter, is used for capitalized leased assets).
(3)	Valuation Method of Marketable Securities and Investment Securities
     Based on the provisions of FASB Standard No. 115, marketable securities and investment securities have been classified as saleable securities, and valued at fair value. Moreover, unrealized valuation profit/loss is classified and included in other comprehensive income within shareholders’ equity.
(4)	Reserve for Retirement Benefits
     This is accounted for based on the provisions of FASB Standard No. 87.
(5)	Lease Transactions
     Based on the provisions of FASB Standard No. 13, capital leases have been capitalized at fair value of the lease payments.
(6)	Accounting Procedure for Consumption Tax, etc.
     Accounting procedure for consumption tax, etc., is based on the tax-excluded method.
(7)	Consolidated Cash Flow Statement
     Upon preparing the consolidated cash flow statements, time deposits and certificate of deposits with original maturities of three (3) months or less have been included in cash and cash equivalents.

(Notes)
1. Market Value, etc. of Securities
(Unit: Million Yen)

	Most Recent Six-Month Period				Previous Six-Month Period				Previous Fiscal Year
	As of September 30, 2006				As of September 30, 2005				As of March 31, 2006
		Total	Total			Total	Total			Total	Total
	Acquisition	Unrealized	Unrealized	Fair	Acquisition	Unrealized	Unrealized	Fair	Acquisition	Unrealized	Unrealized	Fair
	Cost	Profit	Loss	Value	Cost	Profit	Loss	Value	Cost	Profit	Loss	Value
Securities
Government Bonds	3,712	0	13	3,699	5,816	9	6	5,819	5,914	1	27	5,888
Corporate Bonds	7,327	95	64	7,358	17,653	120	49	17,724	13,539	132	80	13,591
Bank Bonds	4,000	0	6	3,994	8,606	7	5	8,608	7,702	1	13	7,690
Trust Fund	4,908	169	124	4,953	5,683	169	18	5,834	5,431	167	68	5,530

Total	19,947	264	207	20,004	37,758	305	78	37,985	32,586	301	188	32,699

Investment Equities	26,612	23,459	670	49,401	19,138	19,678	102	38,714	25,492	26,479	129	51,842

Total	26,612	23,459	670	49,401	19,138	19,678	102	38,714	25,492	26,479	129	51,842

2. Contract Amount, Market Value and Valuation Profit/Loss of Derivative Transactions
     In order to protect against foreign currency exchange and interest rate risk, forward exchange contracts have been utilized as financial derivative products. There are forward exchange transactions (dollar-buying, yen-selling) which are non-market transactions. However, profit and loss, and contract amounts have been omitted from these financial statements, as the amounts involved are not large enough to be material.

V. Segment Information (Unaudited)
     (1) Segment Information by Type of Business
Most recent six-month period (April 1, 2006 to September 30, 2006)
(In Millions of Yen)

	Textile goods and			Elimination or
	related products	Others	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	76,205	7,723	83,928	—	83,928
(2) Internal sales or transfer among segments	—	1,903	1,903	(1,903)	—

Total	76,205	9,626	85,831	(1,903)	83,928

Operating expenses	66,687	9,592	76,279	(1,532)	74,747
Operating income	9,518	34	9,552	(371)	9,181
Previous six-month period (April 1, 2005 to September 30, 2005)
(In Millions of Yen)

	Textile goods and			Elimination or
	related products	Others	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	75,662	6,904	82,566	—	82,566
(2) Internal sales or transfer among segments	—	2,136	2,136	(2,136)	—

Total	75,662	9,040	84,702	(2,136)	82,566

Operating expenses	68,704	8,940	77,644	(1,372)	76,272
Operating income	6,958	100	7,058	(764)	6,294
Previous fiscal year (April 1, 2005 to March 31, 2006)
(In Millions of Yen)

	Textile goods and			Elimination or
	related products	Others	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	148,719	15,403	164,122	—	164,122
(2) Internal sales or transfer among segments	—	4,121	4,121	(4,121)	—

Total	148,719	19,524	168,243	(4,121)	164,122

Operating expenses	146,310	19,538	165,848	(3,059)	162,789
Operating income (loss)	2,409	(14)	2,395	(1,062)	1,333

(Note)	1.	Segment information is prepared based on the consolidated interim financial statement regulations.

	2.	Our business is classified into textile goods and related products, and others, based on the type, quality, and the resemblance of such products to other products in the market.

	3.	Core products of respective business classifications:

		Textile goods and related products	innerwear (foundation, lingerie, nightwear and children’s innerwear), outerwear, sportswear, hosiery, etc.

		Others	mannequins, shop design and implementation, housing, restaurant, culture, services, etc.

	4.	Out of the operating expenses, the unapportionable amount of operating expenses which is included in “elimination or corporate” was 371 million yen, 764 million yen and 1,062 million yen for the most recent six-month period, the previous six-month period and the previous fiscal year, respectively, which were mainly expenses related to the corporate administrative department.

     (2) Segment Information by Location
Most recent six-month period (April 1, 2006 to September 30, 2006)
(Unit: Million Yen)

					Elimination or
	Japan	Asia	Europe/U.S.	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	71,593	3,523	8,812	83,928	—	83,928
(2) Internal sales or transfer among segments	725	2,623	—	3,348	(3,348)	—

Total	72,318	6,146	8,812	87,276	(3,348)	83,928

Operating expenses	64,983	5,551	7,190	77,724	(2,977)	74,747
Operating income	7,335	595	1,622	9,552	(371)	9,181
Previous six-month period (April 1, 2005 to September 30, 2005)
(Unit: Million Yen)

					Elimination or
	Japan	Asia	Europe/U.S.	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	72,963	2,903	6,700	82,566	—	82,566
(2) Internal sales or transfer among segments	562	2,336	1	2,899	(2,899)	—

Total	73,525	5,239	6,701	85,465	(2,899)	82,566

Operating expenses	67,694	4,788	5,925	78,407	(2,135)	76,272
Operating income	5,831	451	776	7,058	(764)	6,294
Previous fiscal year (April 1, 2005 to March 31, 2006)
(Unit: Million Yen)

					Elimination or
	Japan	Asia	Europe/U.S.	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	143,514	5,785	14,823	164,122	—	164,122
(2) Internal sales or transfer among segments	1,161	4,820	1	5,982	(5,982)	—

Total	144,675	10,605	14,824	170,104	(5,982)	164,122

Operating expenses	144,279	10,261	13,169	167,709	(4,920)	162,789
Operating income	396	344	1,655	2,395	(1,062)	1,333

(Note)	1.	Segment information is prepared based on the “consolidated interim financial statement regulations”.

	2.	The categories of countries and areas are proximity-based.

	3.	Main countries and areas making up classifications other than Japan

Asia: various countries of East Asia and Southeast Asia
Europe/U.S.: the U.S. and various European countries

	4.	Out of the operating expenses, the unapportionable amount of operating expenses which is included in “elimination or corporate” was 371 million yen, 764 million yen and 1,062 million yen for the most recent six-month period, the previous six-month period and the previous fiscal year, respectively, which were mainly expenses related to the corporate administrative department.

     (3) Overseas Sales
Most recent six-month period (April 1, 2006 to September 30, 2006)
(Unit: Million Yen)

	Asia	Europe/U.S.	Total
I. Overseas sales	3,523	8,812	12,335
II. Consolidated sales	—	—	83,928
III. Ratio of overseas sales in consolidated sales	4.2%	10.5%	14.7%
Previous six-month period (April 1, 2005 to September 30, 2005)
(Unit: Million Yen)

	Asia	Europe/U.S.	Total
I. Overseas sales	2,903	6,700	9,603
II. Consolidated sales	—	—	82,566
III. Ratio of overseas sales in consolidated sales	3.5%	8.1%	11.6%
Previous fiscal year (April 1, 2005 to March 31, 2006)
(Unit: Million Yen)

	Asia	Europe/U.S.	Total
I. Overseas sales	5,785	14,823	20,608
II. Consolidated sales	—	—	164,122
III. Ratio of overseas sales in consolidated sales	3.5%	9.0%	12.5%

(Note)	1. Segment information is prepared based on the “consolidated interim financial statement regulations”.

2. Main countries and areas making up classifications other than Japan:

Asia Various countries of East Asia and Southeast Asia
Europe/U.S. The U.S. and various European countries

VI. Status of Production and Sales (Unaudited)
     (1) Production Results

	Most Recent Six-Month Period		Previous Year		Previous Fiscal Year
	From April 1, 2006		From April 1, 2005		From April 1, 2005
Segment name by type of business	To September 30, 2006		To September 30, 2005		To March 31, 2006
		Distribution		Distribution		Distribution
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Million Yen	%	Million Yen	%	Million Yen	%
Textile goods and related products	36,571	100.0	34,527	100.0	68,489	100.0
     (2) Sales Results

	Most Recent Six-Month Period		Previous Year		Previous Fiscal Year
	From April 1, 2006		From April 1, 2005		From April 1, 2005
Segment name by type of business	To September 30, 2006		To September 30, 2005		To March 31, 2006
		Distribution		Distribution		Distribution
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Million Yen	%	Million Yen	%	Million Yen	%
Textile goods and related products
Innerwear
Foundation and lingerie	62,675	74.7	61,511	74.5	119,875	73.0
Nightwear	5,005	6.0	5,268	6.4	10,440	6.4
Children’s underwear	1,120	1.3	1,217	1.5	2,216	1.3
Subtotal	68,800	82.0	67,996	82.4	132,531	80.7
Outerwear/Sportswear	4,481	5.3	4,658	5.6	9,128	5.6
Hosiery	921	1.1	1,201	1.4	2,462	1.5
Other textile goods and related products	2,003	2.4	1,807	2.2	4,598	2.8
Total	76,205	90.8	75,662	91.6	148,719	90.6
Others	7,723	9.2	6,904	8.4	15,403	9.4

Total	83,928	100.0	82,566	100.0	164,122	100.0

VII. Summary of Interim Non-Consolidated Financial Statements
for the First Half of the Fiscal Year Ending March 31, 2007
November 10, 2006

Listed Company: Wacoal Holdings Corp.	Stock Exchanges: Tokyo, Osaka
Code Number: 3591	Location of Principal Office: Kyoto
( URL http://www.wacoal.co.jp/ )

Representative:	Position: President and Representative Director Name: Yoshikata Tsukamoto

For Inquiries:	Position: General Manager Corporate Planning Name: Ikuo Otani Tel: (075) 682-1006
Date of Meeting of Board of Directors to Approve Interim Financial Statements: November 10, 2006
Existence of Interim Dividend System: None
Adoption of Unit Share System: Yes (1 Unit: 1,000 shares)
1. Results for the Six-Month Period Ended September 30, 2006 (April 1, 2006 to September 30, 2006)
     (1) Business Results
(Note) Amounts less than 1 million yen have been rounded

	Operating Revenues		Operating Income		Ordinary Income
	Million Yen	%	Million Yen	%	Million Yen	%
Six-Month Period Ended September 30, 2006	2,331	(96.6)	129	(97.3)	202	(96.7)
Six-Month Period Ended September 30, 2005	68,184	(0.4)	4,761	10.2	6,094	11.0
Year Ended March 31, 2006	70,504	(45.0)	4,757	15.7	6,256	5.7

	Net Income		Net Income Per Share
	Million Yen	%	Yen
Six-Month Period Ended September 30, 2006	208	(93.6)	1.44
Six-Month Period Ended September 30, 2005	3,268	9.7	22.71
Year Ended March 31, 2006	2,877	(7.1)	19.81

(Note)	(i) Average number of shares during the six-month period (fiscal year) ended: September 30, 2006: 143,911,921 shares September 30, 2005: 143,942,282 shares March 31, 2006: 143,933,607 shares

(ii) Changes in accounting method: None

(iii) Percentages indicated under operating revenues, operating income, ordinary income and net income represent the increase/(decrease) compared to the previous six-month period.

(iv)   Due to the transition to a holding company structure by the corporate split as of October 1, 2005, the non-consolidated business results and financial status for the six-month period ended September 30, 2006 of the Company have significantly changed from the results and status for the six-month period ended September 30, 2005.

     (2) Financial Status

	Total Assets	Net Assets	Equity Ratio	Net Assets Per Share
	Million Yen	Million Yen	%	Yen
Six-Month Period Ended September 30, 2006	154,606	149,235	96.5	1,037.01
Six-Month Period Ended September 30, 2005	204,262	166,601	81.6	1,157.43
Year Ended March 31, 2006	154,925	151,976	98.1	1,055.83

(Note)	(i) Number of outstanding shares at the end of the period (fiscal year) ended: September 30, 2006: 143,908,442 shares September 30, 2005: 143,940,330 shares March 31, 2006: 143,915,933 shares

(ii) Number of treasury stock at the end of the period (fiscal year) ended: September 30, 2006: 108,243 shares September 30, 2005: 76,355 shares March 31, 2006: 100,752 shares
2. Forecast of Business Results for the Fiscal Year Ending March 31, 2007 (From April 1, 2006 to March 31, 2007)

	Sales	Ordinary Income	Net Income
	Million Yen	Million Yen	Million Yen
Annual	5,700	1,700	1,500
(Reference) Expected net income per share (annual basis): 10.42 yen
3. Status of Dividends

	Dividend Per Share (Yen)
	Interim	Year-end	Annual
Year Ended March 31, 2006	—	20.00	20.00
Year Ending March 31, 2007 (Actual)	—	—	22.00
Year Ending March 31, 2007 (Estimate)	—	22.00

*  The foregoing estimates are made based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future.

VIII-1. Balance Sheet

	Most Recent Six-Month Period		Previous Fiscal Year		Previous Six-Month Period
Accounts	As of September 30, 2006		As of March 31, 2006		As of September 30, 2005
	Million Yen	%	Million Yen	%	Million Yen	%
(Assets)

I. Current Assets	10,348	6.7	22,004	14.2	86,704	42.4

Cash and bank deposits	516		1,966		19,394
Trade notes	—		—		166
Trade accounts	—		—		20,270
Marketable securities	9,102		18,529		20,026
Inventory assets	—		—		19,611
Deferred income taxes	61		186		4,298
Others	669		1,322		4,686
Reserve for bad debts	—		—		(1,749)

II. Fixed Assets	144,257	93.3	132,920	85.8	117,558	57.6

1. Tangible fixed assets	41,072	26.6	41,742	27.0	42,855	21.0
Buildings	20,559		21,094		19,614
Land	18,413		18,509		18,734
Others	2,099		2,138		4,507

2. Intangible fixed assets	585	0.4	585	0.4	3,061	1.5

3. Investment and other assets	102,599	66.3	90,592	58.4	71,641	35.1
Investment securities	10,851		14,168		56,802
Stock in affiliated companies	91,583		76,256		10,467
Others	165		167		4,610
Reserve for bad debts	—		—		(238)

Total Assets	154,606	100.00	154,925	100.00	204,262	100.00

	Most Recent Six-Month Period		Previous Fiscal Year		Previous Six-Month Period
Accounts	As of September 30, 2006		As of March 31, 2006		As of September 30, 2005
	Million Yen	%	Million Yen	%	Million Yen	%
(Liabilities)

I. Current Liabilities	4,847	3.1	2,392	1.5	28,306	13.8

Notes payable	10		58		942
Accounts payable-trade	—		—		11,558
Short-term bank loans	4,000		—		—
Accrued liability	488		1,097		4,631
Accrued corporate taxes, etc.	163		1,173		2,336
Accrued bonuses	77		50		2,870
Allowance for returns	—		—		2,530
Others	107		12		3,438

II. Long-term Liabilities	524	0.4	556	0.4	9,354	4.6

Deferred tax liability	71		79		7,871
Reserve for retirement benefits	—		—		390
Others	452		476		1,092

Total Liabilities	5,371	3.5	2,948	1.9	37,661	18.4

	Most Recent Six-Month Period		Previous Fiscal Year		Previous Six-Month Period
Accounts	As of September 30, 2006		As of March 31, 2006		As of September 30, 2005
	Million Yen	%	Million Yen	%	Million Yen	%
(Shareholders’ Equity)

I. Common stock	—	—	13,260	8.6	13,260	6.5

II. Additional paid-in capital	—	—	25,273	16.3	25,273	12.4

Capital reserve	—		25,273		25,273

III. Retained earnings	—	—	113,493	73.2	113,884	55.7

Retained earnings reserve	—	—	3,315		3,315
Additional paid-in capital	—		105,219		105,219
Undistributed profits	—		4,958		5,349

IV. Other securities valuation difference	—	—	67	0.0	14,261	7.0

V. Treasury stock	—	—	(117)	(0.0)	(78)	(0.0)

Total Shareholders’ Equity	—	—	151,976	98.1	166,601	81.6

Total Liabilities and Shareholders’ Equity	—	—	154,925	100.0	204,262	100.0

(Net Assets)

I. Shareholders’ equity	149,202	96.5	—	—	—	—

1. Common stock	13,260	8.6	—	—	—	—

2. Additional paid-in capital	25,273	16.3	—	—	—	—
Capital reserve	25,273		—		—
3. Retained earnings	110,798	71.7	—	—	—	—

(1) Retained earnings reserve	3,315		—		—
(2) Other retained earnings	107,483		—		—
Reserve for deferred gain on sales of fixed assets	2,152		—		—
Dividend equalization reserve	3,000		—		—
General reserve	100,000		—		—
Retained earnings carried forward	2,330		—		—

4. Treasury stock	(129)	(0.1)	—	—	—	—

II. Difference of appreciation and conversion	32	0.0	—	—	—	—

Other securities valuation difference	32	0.0	—	—	—	—

Total Net Assets	149,235	96.5	—	—	—	—

Total Liabilities and Net Assets	154,606	100.0	—	—	—	—

VIII-2. Income Statement

	Most Recent Six-Month Period		Previous Six-Month Period		Previous Fiscal Year
	From April 1, 2006		From April 1, 2005		From April 1, 2005
Accounts	To September 30, 2006		To September 30, 2005		To March 31, 2006
	Million Yen	%	Million Yen	%	Million Yen	%
I. Operating revenues	2,331	100.0	68,184	100.0	70,504	100.0

Sales	—		68,184		68,184
Income from rent	2,075		—		2,128
Dividend income	113		—		52
Others	142		—		138

II. Operating expenses	2,202	94.5	63,423	93.0	65,746	93.3

Cost of sales	—		35,105	51.5	35,105
Cost of rental revenue	1,159		—		1,292
Selling, general and administrative expenses	1,043		28,317	41.5	29,349

Operating income	129	5.5	4,761	7.0	4,757	6.7

III. Non-operating income	86	3.7	1,478	2.1	1,644	2.3

Interest income	47		103		165
Dividends received	15		833		936
Others	23		541		542

IV. Non-operating expenses	12	0.5	145	0.2	145	0.2

Interest expense	12		0		0
Others	0		144		144

Ordinary income	202	8.7	6,094	8.9	6,256	8.8

V. Extraordinary gains	192	8.3	178	0.3	182	0.3
VI. Extraordinary loss	1	0.1	828	1.2	1,595	2.3

Pre-tax net income	394	16.9	5,444	8.0	4,843	6.8
Corporate tax, resident tax and enterprise tax	46	2.0	2,263	3.3	2,135	3.0
Adjustment of corporate tax, etc.	139	6.0	(87)	(0.1)	(169)	(0.2)

Net income	208	8.9	3,268	4.8	2,877	4.0
Profit carryforwards from previous year	—		2,081		2,081

Undistributed profits	—		5,349		4,958

VIII-3. Interim Statements of Changes in Shareholders’ Equity
Interim Accounting Period (From April 1, 2006 to September 30, 2006) (In Millions of Yen)

							Difference of
							appreciation and
	Shareholders’ equity						conversion
		Additional						Total
		paid-in	Retained earnings				Other	difference of
		capital	Retained	Other		Total	securities	appreciation	Total
	Common	Capital	earnings	retained	Treasury	shareholders’	valuation	and	net
	stock	reserve	reserve	earnings	stock	equity	difference	conversion	assets
Balance as of March 31, 2006	13,260	25,273	3,315	110,178	(117)	151,909	67	67	151,976

Changes during the interim accounting period

Transfer from reserve for deferred gain on sales of fixed assets (for the previous fiscal year)				—		—			—

Dividends from surplus				(2,878)		(2,878)			(2,878)

Bonus of directors				(25)		(25)			(25)

Net income				208		208			208

Acquisition of treasury stock					(12)	(12)			(12)

Net change of items other than shareholders’ equity							(34)	(34)	(34)

Total changes during the interim accounting period	—	—	—	(2,695)	(12)	(2,707)	(34)	(34)	(2,741)

Balance as of September 30, 2006	13,260	25,273	3,315	107,483	(129)	149,202	32	32	149,235
(Note) Breakdown of other retained earnings

	Reserve for
	deferred gain on	Reserve for
	sales of fixed	dividend		Retained earnings
	assets	averaging	General reserve	carried forward	Total
Balance as of March 31, 2006	2,219	3,000	100,000	4,958	110,178

Changes during the interim accounting period

Transfer from reserve for deferred gain on sales of fixed assets (for the previous fiscal year)	(67)			67	—

Dividends from surplus				(2,878)	(2,878)

Bonus of directors				(25)	(25)

Net income				208	208

Acquisition of treasury stock

Net change of items other than shareholders’ equity

Total changes during the interim accounting period	(67)	—	—	(2,628)	(2,695)

Balance as of September 30, 2006	2,152	3,000	100,000	2,330	107,483

<Basic Matters in Preparation of Non-Consolidated Financial Statements>
1. Valuation Standards and Method of Assets
Valuation standards and method of securities
Stock of affiliated companies: Cost accounting method based on moving average method
Other securities:
Securities with market value: Market value method based on market price on closing day for the end of the year (Variance in valuation is based on method of directly including all net assets, and cost of sales is calculated based on moving average method)
Securities without market value: Cost accounting method based on moving average method
2. Depreciation Method of Fixed Assets
Tangible fixed assets: Constant percentage method (fixed amount method for buildings (excluding fixtures incidental to buildings) acquired on or after April 1, 1998). Durable years for major items are as follows.
Buildings and structures: 5 to 50 years
Machinery and vehicles: 6 to 12 years
Equipment and tools: 5 to 20 years
3. Reserves
     (1) Accrued bonuses: In order to provide bonuses to employees, accrued bonuses are reserved based on the anticipated amount to be paid.
     (2) Reserve for officers’ bonuses: In order to provide bonuses to officers, reserve for officers’ bonuses are reserved based on the anticipated amount to be paid and recorded as “Accrued bonuses” under Current Liabilities.
4. Processing Method of Lease Transactions
     Finance lease transactions, other than those in which the ownership of the leased item is acknowledged to be transferred to the borrower, are pursuant to accounting procedures based on the method according to an ordinary lease transaction.
5. Material Matters in Preparation of Other Financial Statements
     Accounting procedures for consumption tax, etc. is as per the tax-excluded method.
6. Change in Accounting Method
     (1) Accounting Standard for Directors’ Bonus
     Effective as of April 1, 2006, we adopted the “Accounting Standard for Directors’ Bonus” (Accounting Standards Board of Japan (ASBJ) — ASBJ Statement No. 4 issued on November 29, 2005). The effect of such change was the decrease in operating income, ordinary profit and interim net income before tax by 8 million yen, respectively.
     (2) Accounting Standards for Presentation of Net Assets in the Balance Sheet
     Effective as of April 1, 2006, we adopted the “Accounting Standards for Presentation of Net Assets in the Balance Sheet” (ASBJ Statement No. 5 issued on December 9, 2005) and the “Guidance on Accounting Standards for Presentation of Net Assets in the Balance Sheet” (ASBJ Guidance No. 8 issued on December 9, 2005). The amount previously recorded as “Total Shareholders’ Equity” in the balance sheet is 149,235 million yen. The “Net Assets” in the balance sheet for the interim accounting period are presented and prepared in accordance with the revisions made to the “Regulations Concerning the Terminology, Forms and Preparation Methods of Interim Financial Statement”.

<Notes>

	Most Recent Six-Month	Previous
	Period	Six-Month Period	Previous Fiscal Year
	Million Yen	Million Yen	Million Yen
1. Notes to the Balance Sheet

(1) Accumulated depreciation in tangible fixed assets	26,777	31,364	26,252

(2) Matters relating to lease transactions
Financial lease other than transfer of ownership
(i) Acquisition cost equivalent, cumulative depreciation equivalent, and interim (year) end balance equivalent	(Tools and equipment)	(Tools and equipment)	(Tools and equipment)
Acquisition cost equivalent	—	56	—
Cumulative depreciation equivalent	—	49	—

Interim (year) end balance equivalent	—	6	—
*Since the lease obligation represent a small percentage of the tangible fixed assets , the foregoing amounts have been calculated including interest portion.
(ii) Interim (year) end balance equivalent of lease obligation
Within one year	—	11	—
Over one year	—	2	—

Total	—	14	—
*Since the lease obligation represent a small percentage of the tangible fixed assets , the foregoing amounts have been calculated including interest portion.
(iii) Lease fee paid
Lease fee paid	—	9	9
Depreciation expense equivalent	—	4	4

(3) Shares of affiliated companies with market value
Appropriation on balance sheet	2,163	2,699	2,163
Market value	3,523	6,756	3,637

Balance	1,359	4,056	1,474

2. Notes to the Income Statement

(1) Major items in extraordinary gains
Gains on sales of fixed assets	192	1	5
Gains on sales of investment securities	—	177	177

(2) Major items in extraordinary loss
Loss on sale of fixed assets	1	62	514
Loss on impairment of fixed assets	—	—	314
Additional charge for optional retirement	—	500	500
Provision for allowance for doubtful accounts with affiliated companies	—	219	219
Valuation loss of stock of affiliated companies	—	20	20
Support loss in affiliated companies	—	25	25

3. Notes to the Statement of Changes in Shareholders’ Equity

Interim Accounting Period (From April 1, 2006 to September 30, 2006)
Matters concerning class and number of shares of treasury stock:			(Unit: Shares)

				Number of shares held as
Class of shares	Previous Fiscal Year	Increase	Decrease	of September 30, 2006
Common stock	100,752	7,491	—	108,243

*	The increase in the number of shares of treasury stock (7,491) is due to the purchase of shares constituting less than one full unit.